Greenlane Secures $15 Million Asset-Based Loan

BOCA RATON, FL / August 11, 2022 / Greenlane Holdings, Inc. ("Greenlane" or the "Company") (NASDAQ:GNLN), one of the largest global sellers of premium cannabis accessories, child-resistant packaging, and specialty vaporization products, today announced that it has closed on a $15 million asset-based loan. The loan is for a term of three years and will support Greenlane’s strategic initiatives and working capital needs.

“We are continuing to make solid progress on our previously announced strategic plan to reduce our cost structure, accelerate our path to profitability, and increase liquidity on a non-dilutive basis,” said Nick Kovacevich, CEO of Greenlane. “We are excited to secure this accreditive credit facility at a pivotal time for Greenlane and our industry. We continue to make great progress on our strategic shift to a consumer house-of-brands business while remaining uniquely positioned as a key supplier to many facets of the burgeoning cannabis ecosystem.”

About Greenlane Holdings, Inc.

Greenlane is the premier global platform for the development and distribution of premium cannabis accessories, packaging, vape solutions, and lifestyle products. We operate as a powerful house of brands, third-party brand accelerator, and omni-channel distribution platform, providing unparalleled product quality, customer service, compliance knowledge, and operations and logistics to accelerate our customers' growth.

Founded in 2005, Greenlane serves a diverse and expansive customer base with more than 8,000 retail locations, including licensed cannabis dispensaries, smoke shops, and specialty retailers. As a pioneer in the cannabis space, Greenlane is the partner of choice for many of the industry's leading multi-state operators, licensed producers, and brands, including Storz & Bickel (Canopy-owned), Cookies, Grenco Science, and CCELL.

We proudly own and operate a diverse brand portfolio including DaVinci vaporizers, Pollen Gear™, the K.Haring Glass Collection by Higher Standards and Marley Natural™. Higher Standards, Greenlane's flagship brand, offers both a high-end product line and immersive retail experience with ground-breaking stores in New York City's Chelsea Market and Malibu, California. Greenlane also owns and operates Vapor.com and VapoShop.com, two industry-leading, direct-to-consumer e-commerce platforms in North America and Europe respectively.

For additional information, please visit: https://gnln.com/.

Forward Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statements. These forward-looking statements include, among others, statements relating to: the current and future performance of the Company's business, including the achievement of profitability; the Company's financing, liquidity and capitalization strategies; expected benefits from the Company’s previously announced strategic plans, and the Company's financial outlook and expectations. For a description of factors that may cause the Company's actual results or performance to differ from its forward-looking statements, please review the information under the heading "Risk Factors" included in the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2021, the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, and the Company's other filings with the SEC, which are accessible on the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to Greenlane on the date hereof. Greenlane undertakes no duty to update this information unless required by law.

Investor Contact

Darsh Dahya, CAO

ir@greenlane.com